Exhibit (a)(1)(G)
TOWNSQUARE MEDIA, INC.
FORM OF NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
IMPORTANT: Use this form if you previously returned an Election Form tendering your eligible options for exchange, and you wish to withdraw all of those options from the exchange offer.
☐ I want to withdraw all of the eligible options I previously elected to exchange in the exchange offer.
By checking the box above and signing and returning this Notice of Withdrawal, I understand that, any previous elections I made with respect to my eligible options will be considered void, I will receive no replacement options in exchange for them, and the eligible options I currently hold will remain subject to their current terms and conditions.

Employee Signature	Date and Time
Employee Name Printed	Townsquare Office in Which Employed
Daytime Telephone Number	E-mail Address

If you previously elected to exchange eligible options for replacement options by submitting an Election Form and you would like to withdraw your election to exchange, we must receive your completed and signed Notice of Withdrawal before 11:59 p.m., U.S. Eastern Time, on the expiration date, which is currently August 16, 2018 by one of the following methods:

Via electronic delivery:	Scan and email it to optionexchange@townsquaremedia.com
Via facsimile:	Townsquare Media, Inc. Attn: Chris Kitchen fax number 1-800-301-6408
Via mail, courier or hand delivery:	Townsquare Media, Inc. Attn: Chris Kitchen 240 Greenwich Avenue Greenwich, Connecticut 06830
Your withdrawal will be effective as of the date and time Townsquare receives your properly completed Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Townsquare by the deadline.
You may confirm that your documents have been received by emailing optionexchange@townsquaremedia.com. Townsquare intends to electronically confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Townsquare properly received your Notice of Withdrawal.